PRESS RELEASE - SEPTEMBER 6, 2000                   FOR IMMEDIATE RELEASE:
1ST STATE BANCORP, INC.                          FOR MORE INFORMATION CONTACT:
                                               JAMES C. MCGILL, PRESIDENT & CEO
                                                       (336) 227-8861


               1ST STATE BANCORP, INC. ANNOUNCES RETURN OF CAPITAL

BURLINGTON, NORTH CAROLINA       1ST STATE BANCORP, INC.      (NASDAQ: FSBC)

         1st State Bancorp, Inc., the holding company for 1st State Bank today announced that on September 5, 2000, its Board of Directors declared a special cash distribution in the amount of $5.17 per share. The cash distribution will be payable on October 2, 2000 to stockholders of record as of the close of business on September 15, 2000. Management of the Company expects that most or possibly all of the distribution will be a non-taxable return of capital, although the exact amount of the distribution that could be considered non-taxable cannot be confirmed until the Company determines its operating results for the tax year ending December 31, 2000. The amount of the special cash distribution that would be treated as a return of capital will be treated as a reduction in the cost basis of each share and will not be subject to income tax as a dividend to shareholders.

         Because of the magnitude of the cash distribution in relation to the Company's share price, rules of the Nasdaq Stock Market require that the stock trade ex-dividend on the next business day after payment, which would be October 3, 2000. Shareholders who sell their shares before the ex-dividend date transfer the right to receive the cash distribution to the buyers of the shares. On the ex-dividend date, the price of the Company's shares is expected to decrease as a result of the distribution.

         James C. McGill, President and Chief Executive Officer stated "Our Board of Directors is committed to managing our excess capital. The regulatory process dictated that $47.6 million of stock was sold in the IPO. Returning capital to shareholders affords us the opportunity to right-size the capital level of the company. At June 30, 2000, the Company's equity to asset ratio was approximately 21.2%. This special distribution would have reduced that capital ratio to approximately 17.2% of assets, leaving the Company with considerable capital to support future growth. The special cash dividend shows the Board's commitment to enhance shareholder value."

         The Company's Employee Stock Ownership Plan ("ESOP"), a qualified retirement benefit plan covering all full-time employees, holds 253,050 shares of Company stock. The trustees of the ESOP expect to purchase additional shares in open market transactions beginning after the ex-dividend date with the $1.3 million it will receive from the distribution.

         The  Company  expects  that it will be  required  to record a charge to compensation expense related to the payment of the distribution on shares of stock in its restricted stock plan. The amount of the charge (after the related income tax benefits) is estimated to be approximately $170,000 and $113,000 for the fiscal years ended September 30, 2001 and 2002, respectively.
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         1st State  Bancorp,  Inc.  is the parent  holding  company of 1st State
Bank, a North Carolina-chartered commercial bank. The Bank serves Alamance County in north central North Carolina from its six full service branch offices. The Company's common stock trades on the Nasdaq National Market under the symbol FSBC.

         This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, the impact of interest rates on financing issues. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.